EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-136028) of SAVVIS, Inc.,

(2)	Registration Statement (Form S-8 No. 333-101069) pertaining to the 1999 Stock Option Plan of SAVVIS, Inc., and

(3)	Registration Statements (Form S-8 No. 333-107149, Form S-8 No. 333-120165, and Form S-8 No. 333-136026) pertaining to the Amended and Restated 2003 Incentive Compensation Plan of SAVVIS, Inc.

of our reports dated February 9, 2007, with respect to the consolidated financial statements and schedule of SAVVIS, Inc., SAVVIS, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SAVVIS, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 22, 2007